BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

*090204*

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske | **20170359218-88** |
| Barbara K. Cegavske<br>Secretary of State<br>State of Nevada | Filing Date and Time<br>**08/22/2017 4:47 PM** |
| | Entity Number<br>**C32081-2004** |

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
BMB MUNAI, INC.

2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE I. The name of the Corporation is: Freedom Holding Corp.

ARTICLE III of the Articles of Incorporation shall be amended to add the following paragraph:

The issued and outstanding common shares, $0.001 par value, of the Corporation shall be reverse split at the ratio of 1 share for 25 shares (1:25). Any fractional shares resulting from the reverse split shall be rounded up to the next full share. The 500,000,000 shares of authorized Common Stock shall be unaffected by the reverse split.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 434,212,446

4. Effective date and time of filing: (optional) Date: Sep 05, 2017 Time: 12:01 a.m.
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*